Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of August 15, 2008 (the “Effective Date”), by and between Noble Environmental Power, LLC (“Noble”), Noble Services, Inc. (“Noble Services”), and Christopher Lowe (the “Executive”).

WHEREAS, Noble, its parent and its affiliates (including Noble Services) (collectively, the “Noble Companies”) develop, construct and operate wind-powered electricity generation facilities;

WHEREAS, the Executive has entered into that certain Employment Agreement, dated as of June 19, 2007, with Noble Services (the “Prior Employment Agreement”);

WHEREAS, Noble would like to employ the Executive directly, rather than indirectly through Noble Services, and the Executive would like to be employed by Noble directly, rather than indirectly through Noble Services;

WHEREAS, in consideration of certain Units (as defined in the Fifth Amended and Restated LLC Agreement) to be granted to the Executive pursuant to the Fifth Amended and Restated Limited Liability Company Operating Agreement, dated as of August 15, 2008 of Noble Environmental Power, LLC, as amended from time to time (as amended, restated or otherwise modified from time to time, the “Fifth Amended and Restated LLC Agreement”), as well as the promises and mutual covenants contained herein, the Executive agrees to terminate the Prior Employment Agreement, and Noble and the Executive agree to enter into this Agreement to specify the terms of the Executive’s employment with Noble; and

WHEREAS, Noble Services would like to consent to the termination of the Prior Employment Agreement, and the parties hereto acknowledge that the terms of this Agreement, upon its effectiveness, shall supersede the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Noble, Noble Services, and Executive agree as follows:

1.                                       Position, Duties, and Responsibilities.

(a)                                  Commencing on the Effective Date, Executive shall be employed by Noble as Executive Vice President and Chief Financial Officer, with such customary responsibilities, duties, and authority as may be reasonably assigned from time to time by the Chief Executive Officer of Noble.  Executive, in carrying out his responsibilities, duties and authority under this Agreement, will report directly to the Chief Executive Officer of Noble.

(b)                                 During the Term of Employment (as defined below), Executive shall devote substantially all of his business time and attention to the business and affairs of

Noble and/or the Noble Companies, and shall use his best efforts, skills, and abilities to promote its interests.  Executive agrees to observe and comply with the rules and policies of Noble and the Noble Companies as adopted from time to time, including any rules and policies that relate to Executive’s post-termination obligations to Noble and the Noble Companies.  During the Term of Employment (as defined below), it shall not be a violation of this Agreement for the Executive to (i) with the prior approval of the Chief Executive Officer of Noble or a majority of the Board of Directors of Noble or similar governing body of Noble (the “Board of Directors”), serve on industry trade, civic, charitable or for-profit corporate boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

2.                                       At-Will Employment.  Noble and Executive acknowledge that Executive’s employment hereunder is and shall continue to be at-will (as defined under applicable law), and may be terminated at any time, with or without Cause, at the option of either Noble or Executive.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as specifically provided in Section 4 of this Agreement or under a Related Agreement (as defined below).  No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an employee of Noble.  On the date on which Executive’s employment with Noble terminates, for whatever reason, unless specifically otherwise agreed in writing between Executive and Noble, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with Noble or any of the Noble Companies.  The period of Executive’s employment under this Agreement is referred to herein as the “Term of Employment.”

3.                                       Compensation and Benefits.  Executive will be eligible to receive the following compensation and benefits during the Term of Employment:

(a)                                  Annual Base Salary.  In consideration of the services to be rendered by Executive under this Agreement, Noble will pay Executive an annual salary of $360,000.00 (“Salary”), less all applicable local, state, and federal taxes, and other withholdings and deductions required by law or authorized by Executive, which shall be payable at the times and in the installments consistent with Noble’s existing payroll practices.  Such Salary shall be reviewed (and may be increased) from time to time by the Board of Directors or an authorized committee of the Board of Directors.

(b)                                 Annual Bonus.  Executive will be eligible for an annual bonus, based primarily on Noble’s financial performance, including, as applicable, the performance of the Noble Companies.  Executive shall be eligible for an annual bonus at a target level of 67.00% of his Salary, upon fulfilling certain financial goals and objectives that are established by the Board of Directors with respect to the applicable performance period.  Whether such financial goals and objectives are achieved will be determined in good faith by the Board of Directors in its sole discretion.  Executive will not be eligible for an annual bonus unless Executive remains employed by Noble through January 1 of the calendar year following the applicable performance period, or such longer period as may be reasonably required by the Board of Directors or under the applicable bonus plan.  Any annual bonus earned by the Executive shall be paid to Executive when bonuses under the performance period in question are paid to similarly-situated employees of Noble, but in no event later than the last day to qualify such bonus as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4).

(c)                                  Benefits.  Noble and the Executive acknowledge and agree that during the Term of Employment, Executive shall be entitled to participate in certain employee benefits plans, programs and arrangements, as offered by Noble to similarly-situated employees.  These employee benefits shall be governed by the applicable documents, which are subject to change.

(d)                                 Vacation.  During the Term of Employment, Executive will be entitled to 25 work days of paid vacation each calendar year.  Vacation must be scheduled with sufficient advance notice to take into account Noble’s business needs.  Executive will also be entitled to paid holidays in accordance with Noble’s holiday policy.

(e)                                  Cooperation.  During the Term of Employment, and, as reasonably necessary and  subject to Executive’s reasonable availability, at all times thereafter, Executive agrees to fully, and in good faith, cooperate with Noble with respect to any investigation, claim or litigation involving Noble or the Noble Companies and relating to his past, present or future duties with Noble or the Noble Companies, or to any matters concerning Noble or the Noble Companies about which he has knowledge.  Noble shall reimburse Executive for his reasonable expenses incurred in the course of such cooperation, and shall pay the Executive a reasonable per diem amount to be reasonably agreed to by Noble and the Executive for his time.

(f)                                    Business Expenses.  During the Term of Employment, the Executive shall be reimbursed for all reasonable, ordinary, and necessary expenses incurred for business activities on behalf of Noble or the Noble Companies by the Executive in the performance of his duties.  All reimbursable expenses must be appropriately documented in reasonable detail by Executive and submitted in accordance with the Travel and Business Expense Reimbursement Policy of Noble in effect at that time.

(g)                                 Insurance.  During the Term of Employment, and at all times thereafter, Noble will provide the Executive with directors’ and officers’ insurance liability coverage to cover any claims arising from his past, present or future activities on behalf of Noble or the Noble Companies, in the same manner as such insurance is provided to other similarly-situated officers or directors of Noble.

(h)                                 Loan.  In the event that Executive incurs any income or employment tax liability resulting from (i) the grant of, vesting of, or lapse of restrictions on any of the

Common Units (as defined in the Fifth Amended and Restated LLC Agreement) or (ii) the conversion of such Common Units into common stock of a successor of Noble (the “Common Stock”), then Noble shall, at the request of Executive, to the extent permissible by applicable law (including, without limitation, Section 402 of the Sarbanes-Oxley Act of 2002), lend Executive an amount sufficient to pay any such federal, state and local income and employment taxes.  Such loan shall be a non-recourse loan with a reasonable interest rate and term (no less than five years) and repayment of such loan shall be secured to the extent necessary by the Executive’s Common Units or Common Stock, as the case may be.

4.                                       Termination of Employment.

(a)                                  Termination Due to Death or Disability.  Executive’s employment will terminate upon his death or Disability.  For purposes of this Agreement, “Disability” shall refer to Executive’s physical or mental disability preventing him from carrying out substantially all of his duties as Executive Vice President and Chief Financial Officer of Noble for a period of four consecutive months (or 25 weeks in any 12-month period).  If Executive and Noble disagree as to the existence of a Disability, the dispute shall be resolved by an independent medical doctor selected by Executive and Noble.

(b)                                 Involuntary Termination.  Executive’s employment hereunder may be terminated immediately by Noble, at any time, for Cause by written notice.  For purposes of this Agreement, “Cause” shall mean:

(i)            Executive’s material failure to carry out or comply with any lawful and reasonable directive of the Board of Directors or Chief Executive Officer of Noble consistent with the terms of this Agreement, which failure is not remedied by the Executive within thirty (30) days after receiving written notice from the Board of Directors specifying such failure;

(ii)           the engagement by Executive in misconduct in the performance of his duties as an employee of Noble, which misconduct is materially injurious to Noble or any of the Noble Companies;

(iii)          the Executive admitting to, the Executive being convicted of, the Executive entering of a plea of guilty or nolo contendere to, or the Executive being indicted for, any felony or crime involving moral turpitude;

(iv)          the Executive committing any act of fraud or dishonesty in connection with the performance of his duties as an employee of Noble or in the course of Executive’s employment with Noble, which act is materially injurious to Noble or any of the Noble Companies;

(v)           the Executive using narcotics, alcohol, or illicit drugs in a manner that has or may reasonably be expected to have a detrimental effect on the performance by the Executive of his duties as an employee of Noble or on the reputation of Noble or any of the Noble Companies; or

(vi)          the Executive committing a material violation of any policy sponsored by Noble or the other Noble Companies which results in a material injury to Noble or any of the Noble Companies.

(c)                                  Termination Without Cause.  Noble may terminate Executive’s employment and this Agreement without Cause at any time by providing thirty (30) days’ written notice to the Executive.

(d)                                 Resignation for Good Reason.  Executive may resign Executive’s employment with Noble and terminate this Agreement for Good Reason at any time.  For purposes of this Agreement, “Good Reason” shall mean (i) a material breach by any of the Noble Companies of the terms of this Agreement, the Related Agreements or any other equity or compensation written agreement between Noble Companies and Executive, including, but not limited to, the failure of Noble to make any material payment or provide any material benefit specified under this Agreement, (ii) any material adverse change in the nature or scope of the Executive’s authority, duties or responsibilities, (iii) the failure of Noble to continue the Executive in the position of Executive Vice President and Chief Financial Officer, (iv) any reduction in the Executive’s Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of Noble not to exceed 5% of Salary then currently in effect), (v) the failure of Noble and Noble Services to require their respective liabilities under this Agreement to be assumed by their respective successors, (vi) an amendment or change to the Fifth Amended and Restated LLC Agreement, without the Executive’s written consent, that has a material and adverse impact on the Executive’s rights or equity value under such agreement other than an amendment or change that applies equally to common unit holders of Noble, or (vii) the relocation of the site of the Executive’s principal place of employment by a distance in excess of fifty (50) miles; provided, however, that the Executive may not resign his employment for Good Reason unless: (x) the Executive provided Noble with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within sixty (60) days following the occurrence of the event(s) purported to constitute Good Reason); and (y) Noble has not remedied the alleged violation(s) within the thirty (30) day period.

(e)                                  Resignation from Noble other than for Good Reason.  Executive may resign his employment with Noble and terminate this Agreement without Good Reason  at any time by providing thirty (30) days’ written notice to Noble.

(f)                                    Benefits upon Termination.

(i)                                     Accrued Payments.  Upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive a lump sum payment equal to the Executive’s earned but unpaid

Salary through the date of termination, any bonus if declared or earned but not yet paid for a completed fiscal year, any expenses owed to the Executive, any accrued vacation pay owed to the Executive, and any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(ii)                                  Severance Payments.  In addition to the amounts payable under Section 4(f)(i), in the event Noble terminates the Executive without Cause (which shall not include a termination under Section 4(a)) or the Executive resigns for Good Reason, and subject to Executive executing within thirty (30) days following such termination of employment, and not subsequently revoking, a general release of all claims arising under this Agreement or otherwise related to Executive’s employment by Noble, which release shall be in substantially the form attached as Exhibit A to the Prior Employment Agreement (as amended or revised to comport with changes in applicable law), and subject to the Executive abiding in all material respects by his obligations under Sections 5, 6, 7, and 8 of the Agreement, Noble will provide the Executive with the following payments:

(A)                              the greater of (I) a cash amount equal to six (6) months of his Salary following the date of the Executive’s termination of employment or (II) a cash amount equal to the Salary he would have received had he remained employed through June 19, 2009, less taxes and withholdings, which amount shall be paid in accordance with the normal payroll practices of Noble over the six (6) month period or period up to June 19, 2009, as applicable, following the date of Executive’s termination of employment (the “Salary Continuation”); and

(B)                                reimbursement (or direct payment to the carrier), for the period ending on the later of June 19, 2009 or six (6) months following the Executive’s termination of employment (the “Continuation Period”), for a portion of the premium costs incurred by Executive (and his spouse and dependents, where applicable) to obtain COBRA coverage pursuant to one of the group health plans sponsored by Noble (or a Noble Company), which reimbursement (or direct payment) shall equal the premium costs incurred by Noble (or a Noble Company, if applicable), for the Continuation Period, on behalf of a similarly-situated employee, to obtain coverage under the same group health plan sponsored by Noble (or a Noble Company, if applicable) (the “Health Care Continuation”).

Notwithstanding anything in the foregoing to the contrary, (1) Executive shall be entitled to receive the Health Care Continuation only if Executive is participating in a group health plan sponsored by Noble (or a Noble Company) as of the date on which Executive incurs a termination of employment, and (2) the Executive shall be responsible, during the Continuation Period, for premium costs for COBRA coverage in excess of the Health Care Continuation, and the Executive shall be responsible, after the Continuation Period, for all premium costs for COBRA coverage, if the Executive continues to elect such COBRA coverage.

(iii)                               Timing of Payments; Early Termination of Obligations.

(A)                              Notwithstanding the foregoing:  (1) any portion of the Salary Continuation or the Health Care Continuation which would otherwise have been paid to the Executive or reimbursed before the first normal payroll payment date falling on or after the fortieth (40th) day following the date of Executive’s termination of employment (the “First Payment Date”) shall be made on the First Payment Date; (2) the Executive shall not be entitled to any Salary Continuation until the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h); and (3) each payment of Salary Continuation is intended to constitute a separate payment from each other payment of Salary Continuation for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(B)                                Notwithstanding the foregoing, if the Executive accepts an offer of employment at any time during the Continuation Period, which acceptance would not be in violation of the obligations of the Executive under this Agreement, Noble shall no longer be obligated to pay the Health Care Continuation, should the Executive become eligible to participate in any other group health plan as a result of his acceptance of such offer of employment, beginning on the Executive’s first day of active employment (the “First Active Day”).  For the purposes of this Section 4(f)(iii)(B), the Executive shall notify Noble of his acceptance of an offer of employment, and the terms and conditions of such offer, within a reasonable period of time of the date of such acceptance.  If the Executive does not so notify Noble, then Noble may recover from the Executive any Health Care Continuation paid after the First Active Day.  For the avoidance of doubt, if the Executive would violate his obligations under this Agreement by accepting such an offer of employment, or by performing any services pursuant to such an acceptance, then Noble will no longer be subject to any obligation to pay the Salary Continuation or the Health Care Continuation.

(iv)                              The parties agree that Executive will not be entitled to any severance payments (including the Salary Continuation and the Health Care Continuation) hereunder if: (A) Noble terminates his employment for Cause pursuant to Section 4(b); (B) he resigns from employment with Noble other than for Good Reason under Section 4(e); or (C) he dies or terminates due to Disability under Section 4(a).

(v)                                 The parties agree that, except as set forth in this Section 4(f), or as set forth in that certain Change in Control Severance Agreement, dated as of August 15, 2008, by and between the Executive and Noble (the “Change in Control Severance Agreement”), or as determined by the terms of any employee benefit plan in which the Executive participated under Section 3(c), or as set forth in the Fifth Amended and Restated LLC Agreement, or the Amended and Restated Members’ Agreement, dated as of December 21, 2007, among Noble Environmental Power, LLC and other parties thereto, as amended from time to time (the “Amended and Restated Members’ Agreement”), or as otherwise required by law, Executive will not be entitled to receive any compensation or benefits after termination of his employment with Noble.

(vi)                              The Executive shall have no duty to mitigate the amount of any payment provided for hereunder by seeking other employment, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of Noble to the Executive hereunder, subject to the early termination of any obligation of Noble to provide Health Care Continuation pursuant to Section 4(f)(iii)(B).

5.                                       Confidential or Proprietary Information.

(a)                                  Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 5(c) or 5(d), Executive agrees that he will not, at any time during the Term of Employment or thereafter, directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit, or for the benefit of any person, firm, corporation or other entity, any Confidential or Proprietary Information of or relating to Noble or the Noble Companies, nor shall he deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential or Proprietary Information.  For purposes of this Agreement, “Confidential or Proprietary Information” includes, without limitation: all trade secrets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by Noble or the Noble Companies, whether in tangible or intangible form, information with respect to Noble’s or the Noble Companies’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.  The parties hereby stipulate and agree that as between them the foregoing matters are important and material Confidential or Proprietary Information, which affect the successful conduct of the businesses of Noble and the Noble Companies (and any successor or assignee of Noble).

(b)                                 Upon termination of Executive’s employment with Noble, whether at the instance of Executive or Noble and for whatever reason, Executive will promptly deliver to Noble all correspondence, records, drawings, manuals, letters, notes, notebooks, computers, cell phones, reports, programs, data, audio or videotapes (or other information contained on any digital information medium), plans, proposals, financial documents, or any other documents or materials containing Confidential or Proprietary Information, information otherwise owned by Noble or the Noble Companies, or containing information concerning the customers, business plans, marketing strategies, products or processes of Noble or the Noble Companies.  Executive shall also return any materials or information received in connection with his employment from clients, prospects or vendors of Noble or the Noble Companies.

(c)                                  Executive may respond to a lawful and valid subpoena or other legal process; provided, however, that Executive shall give Noble the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to Noble and its counsel the documents and other information sought.  Executive shall assist such counsel at Noble’s expense in resisting or otherwise responding to such subpoena or process.

(d)                                 Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(c) above), (ii) disclosing information that has been or is hereafter made public through no act or omission of the Executive in violation of this Agreement or any other confidentiality obligation or duty owed to Noble or the Noble Companies and through no act or omission of any other person which, to the knowledge of the Executive, has any legally binding confidentiality obligation or duty to Noble or the Noble Companies, (iii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iv) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (v) retaining, at any time, his personal correspondence, personal rolodex and documents related to his own personal benefits, entitlements and obligations.

(e)                                  The Executive agrees that the terms of this Agreement constitute Confidential and Proprietary Information, and agrees, subject to Section 5(c) and 5(d), to not disclose the terms of this Agreement to any third party, except as provided in Section 5(d) and except as provided in a proceeding under Section 18 hereof to enforce the terms of this Agreement.

6.                                       Inventions.  All rights to discoveries, inventions, documents, improvements and innovations (including all data and records pertaining thereto) related to the business of Noble, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent, improve, modify or originate during Executive’s employment, either alone or with others and whether or not during working hours or by the use of the facilities of Noble or the Noble Companies (“Inventions”), shall be the exclusive property of Noble and the Noble Companies.  Executive shall promptly disclose all Inventions to Noble, shall execute at the request of Noble any assignments or other documents Noble may deem reasonably necessary to protect or perfect its rights therein or the rights of any Noble Company therein, and shall assist Noble, upon reasonable request and at Noble’s expense, in obtaining, defending and enforcing Noble’s rights therein and/or the rights of any Noble Company therein.  Executive hereby appoints Noble as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by Noble to protect or perfect its rights or the rights of any Noble Company to any Inventions.

7.                                       Non-Competition and Non-Solicitation.

(a)                                  During the Term of Employment and for a period of six (6) months following Executive’s termination of employment for whatever reason, Executive shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor in an area of business in which Competitor directly competes or seeks to directly compete with Noble or the Noble Companies; provided, however, that Executive shall be permitted to acquire a passive stock or equity interest in a publicly traded Competitor provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such Competitor.  Nothing herein shall prevent Executive from engaging in any activity with, or holding any financial interest in, a non-competitive affiliate of an entity engaged in a business that competes with Noble, provided, that none of Executive’s activities or financial interests in respect of such non-competitive affiliate would cause Executive to otherwise breach his obligations under Sections 5, 6, 7 or 8 of this Agreement in respect of the entity engaged in a business that competes with Noble, including, without limitation, by undertaking any direct or indirect communication, or participating in other activities, relating to or for the benefit of the entity that is engaged in a business that competes with Noble.

(b)                                 For purposes of this Agreement, “Competitor” means any business, company or individual which is in the business, or is actively seeking to be in the business, of developing, constructing, managing, owning or operating wind energy projects in: (i) Connecticut; (ii) Maine; (iii) Michigan; (iv) New Hampshire; (v) New York; (vi) Texas; (vii) Vermont; (viii) Wyoming; or (ix) any other state in the United States in which Noble operates, or has been developing, wind energy projects within the twelve (12) months preceding Executive’s termination.

(c)           During the Term of Employment and for a period of twelve (12) months following Executive’s termination of employment for whatever reason (the “Non-Solicitation Period”), Executive shall not directly or indirectly, individually or on behalf of any other person or entity:

(i)            divert or attempt to divert from Noble any business with any customer, partner or other person with which Noble had any business contact or association during the Term of Employment;

(ii)           induce or attempt to induce any customer, partner or other person with which Noble had any business contact or association to reduce or refrain from doing business with Noble or the Noble Companies;

(iii)          induce or attempt to induce, or cause, other than by means of any general solicitation by advertisement or otherwise, any employee or consultant of Noble to terminate his or her employment or relationship with Noble; or

(iv)          recruit or hire, other than by means of any general solicitation by advertisement or otherwise, any person who was an employee or individual consultant of Noble after his or her employment or relationship with Noble has terminated.

8.             Non-Disparagement.  The Executive agrees, during the Term of Employment and thereafter, to refrain from disparaging Noble and the Noble Companies, including any of their services, technologies or practices, or any of their directors, officers, agents, employees, former employees, representatives or stockholders, either orally or in writing; provided, however, that nothing in the foregoing shall preclude the Executive from making truthful statements that are required by applicable law, regulation or legal process.  Noble agrees, during the Term of Employment and thereafter, to refrain from disparaging the Executive; provided, however, that Noble’s agreement to this non-disparagement clause shall be limited to official statements issued by Noble as an organization and statements of officers of Noble and members of the Board of Directors; provided, further, that nothing in the foregoing shall preclude Noble, its officers or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

9.                                       Injunctive Relief.  Executive acknowledges that a breach of the covenants contained in Sections 5 through 8 will cause irreparable damage to Noble and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5 through 8, in addition to any other remedy which may be available at law or in equity, Noble will be entitled to specific performance and injunctive relief.

10.                                 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested, or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to Noble or Noble Services:

Noble Environmental Power, LLC

8 Railroad Avenue, Suite 8

Essex, Connecticut 06426

Attention: Walter Q. Howard

WITH A COPY TO:

General Counsel

If to Executive:

Christopher Lowe

666 Greenwich Street

New York, NY 10014

WITH A COPY TO:

Robert M. Lia, Esq.

Boies, Schiller & Flexner LLP

575 Lexington Avenue, 7th Fl.

New York, NY  10022

11.                                 Successors and Binding Agreement.

(a)                                  This Agreement shall be binding upon and inure to the benefit of Noble and any successor of or to Noble, including without limitation any purchaser of all or substantially all of the assets of Noble.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.  Executive agrees that his obligations under this Agreement are personal in nature and, without the consent of Noble, he may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder, provided, that upon Executive’s death, Executive may assign his rights hereunder to Executive’s estate or heirs.

12.                                 Complete and Final Agreement.

(a)                                  Noble Services and the Executive hereby agree to terminate the Prior Employment Agreement.  Without limiting any provision in this Agreement, Noble, Noble Services, and the Executive hereby agree that the following events do not, either individually or collectively, constitute “Good Reason” under the Prior Employment Agreement, and that the Executive shall have no rights whatsoever to payments or benefits under Section 7 of the Prior Employment Agreement:  (i) the termination of the Prior Employment Agreement by Noble Services and the Executive as of the date hereof; (ii) the entry into this Agreement by Noble, Noble Services, and the Executive as of the date hereof; or (iii) the entry into the Change in Control Severance Agreement by Noble and the Executive as of the date hereof.

(b)                                 Executive agrees that this Agreement, the Fifth Amended and Restated LLC Agreement, the Change in Control Severance Agreement, those certain subscription agreements, dated August 15, 2008, by and between Noble and Executive, the Stockholders Agreement of Noble Environmental Power, LLC, dated August 15, 2008, the Restricted Stock Agreement dated August 15, 2008, by and between Noble Environmental Power, Inc. and the Executive, and the Amended and Restated Members’ Agreement (collectively, the “Related Agreements”) reflect the complete agreement between Noble, Noble Services, and the Executive, and that there are no written or oral understandings, promises or agreements related to this Agreement that have been made to him except those contained herein.  The Related Agreements constitute the complete and final agreement by and between Noble, Noble Services, and the Executive, and supersede any and all prior and contemporaneous negotiations, representations, understandings, and agreements between Noble and/or Noble Services and the Executive relating to the matters herein, including, without limitation, the Prior Employment Agreement.  Noble, Noble Services, and the Executive further intend that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of the Related Agreements.

13.                                 Construction / Counsel.  This Agreement shall be deemed drafted equally by all parties.  Its language shall be construed as a whole and according to its fair meaning, with no presumption that any language shall be construed against any party.  Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.  Executive acknowledges that he has had adequate opportunity to consult with legal or other counsel of his choosing prior to execution of this Agreement.

14.                                 Governing Law.  Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the State of Connecticut, without regard to conflict of law principles.

15.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.  Further, the parties agree that any invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law.  To the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad, or unenforceable, such court is hereby empowered and authorized to limit such provisions or restrictions so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope, as permitted by law.

16.                                 Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations and the parties’ other respective rights, including, without limitation, the provisions of Sections 5 through 8 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

17.                                 Waiver.  No provision of this Agreement may be modified, waived, or discharged unless Noble and the Executive agrees to such modification, waiver, or discharge in writing.  No waiver by Noble or the Executive pursuant to this Section 17 of a breach of any condition or provision of this Agreement, or compliance therewith, shall be deemed a waiver of any breach of similar or dissimilar provisions or conditions, or compliance therewith, at the same or at any prior or subsequent time.  For the avoidance of doubt, any modification, waiver or discharge by Noble of any provision of this Agreement pursuant to this Section 17 shall be binding on Noble Services.

18.                                 Mediation and Arbitration.  Any dispute that may arise between Noble, Noble Services, and Executive in reference to this Agreement, or the interpretation, application or construction thereof, and any matter, without limitation, arising out of Executive’s employment with Noble or Noble Services, shall be submitted to mediation using a mediator or mediators and procedures that are mutually acceptable to Executive, Noble, and Noble Services.  If mediation is not successful, the dispute shall be settled exclusively by arbitration, conducted before an arbitrator in Middlesex County, Connecticut in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Noble shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 5 through 8 of the Agreement, and Executive hereby consents that such restraining order or injunction may be granted without requiring Noble to post a bond.  Only individuals who are on the AAA register of arbitrators may be selected as an arbitrator.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator(s) shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator(s) shall be valid, binding, final and non-appealable; provided however, that Noble, Noble Services, and Executive agree that the arbitrator shall not be empowered to award punitive damages against any party.  The arbitrator or mediator, as the case may be, shall require the non-prevailing party to pay the arbitrator’s or mediator’s full fees and expenses or, if in the arbitrator’s or mediator’s opinion there is no prevailing party, the arbitrator’s or mediator’s fees and expenses will be borne equally by the parties thereto.  In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 18, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator or the mediator, acting in its sole discretion.

19.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

20.                                 Legal Fees.  Noble shall pay or reimburse the Executive for all reasonable legal fees incurred by him in connection with the negotiation of this Agreement and any other agreements documenting his employment arrangement with Noble, up to a maximum of $10,000.

21.                                 Section 409A.

(a)                                  Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with Noble, Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by Noble in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Noble will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s termination of employment with Noble (or the earliest date permitted under Section 409A of the Code), whereupon Noble will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

(b)                                 Additionally, in the event that following the date hereof Noble or the Executive reasonably determines that any payments or benefits payable under this Agreement may be subject to Section 409A of the Code, Noble and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.

22.                                 Interaction with Change in Control Severance Agreement.  Nothing in this Agreement is intended to, or should be construed as, contradicting, superseding or modifying the Change in Control Severance Agreement, except that the Change in Control Severance Agreement, to the extent that it is in effect, and not this Agreement, shall govern any severance payments made to the Executive, if the Executive incurs a termination of employment during the period commencing as of the Change in Control (as such term is defined in the Change in Control Severance Agreement) and ending twelve (12) months following such Change in Control (as such term is defined in the Change in Control Severance Agreement).  For the avoidance of doubt, if Executive receives any severance payments (including the Salary Continuation and the Health Care Continuation) pursuant to this Agreement, Executive shall not be entitled to receive any severance payments under the Change in Control Severance Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Noble Environmental Power, LLC

/s/ Walter Q. Howard

	Name:	Walter Q. Howard
	Position:	President and CEO

Noble Services, Inc.

/s/ Walter Q. Howard

	Name:	Walter Q. Howard
	Position:	President and CEO

Witnessed:	/s/ Christopher Lowe
Name:	Christopher Lowe